Exhibit 5.1

Wright Medical Group N.V. Prins Bernhardplein 200 1097 JB Amsterdam THE NETHERLANDS	Stibbe N.V. Advocaten en notarissen Beethovenplein 10 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date 1 July 2019
Wright Medical Group N.V. - Registration Statement on Form S-8
Ladies and Gentlemen,

(1)
We have acted as legal counsel to Wright Medical Group N.V. (the "Company"), with respect to matters of Netherlands law, in connection with the filing by the Company under the United States Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8, dated the date hereof (the "Registration Statement"), with the United States Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the registration of 6,200,000 ordinary shares of the Company (par value EUR 0.03) (the "Shares", and each a "Share") that may be issued under the Wright Medical Group N.V. Amended and Restated 2017 Equity and Incentive Plan (the "Plan").

(2)
For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the "Extract");

(b)	the deed of incorporation of the Company dated 23 June 2006 and its articles of association (statuten) as amended 29 June 2016;

(c)
a copy of resolutions of the Board of Directors of the Company adopted at a meeting held on 30 April 2019, approving, inter alia, the Plan certified by James A. Lightman, senior vice president and general counsel of the Company; and

(d)
the minutes of an annual general meeting of shareholders of the Company held on 28 June 2019, approving, inter alia, (i) the Plan and (ii) the designation of the Board of Directors of the Company as the authorised body to issue ordinary shares of the Company,

Stibbe N.V. is registered with the Dutch Chamber of Commerce under number 34198700. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe N.V., which is governed exclusively by Dutch law. The general conditions of Stibbe N.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request.

to grant rights to acquire ordinary shares of the Company and to exclude the statutory pre-emptive rights (voorkeursrechten) in respect thereof (the "Designation").

(3)	The resolutions and minutes under 2(c) and 2(d) are hereinafter referred to as the "Resolutions".
References in this opinion to Acts are references to Acts of the Netherlands, as amended. In this opinion, "the Netherlands" refers to the European part of the Kingdom of the Netherlands.

(4)	In rendering this opinion we have assumed:

(a)
the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)
that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the file kept by the Trade Register with respect to the Company;

(c)
that the Designation, as renewed from time to time, will be in full force and effect (i) as at the date of granting of any rights to acquire the Shares under the Plan or, as the case may be, (ii) as at the date of issuance of any Shares under the Plan;

(d)	that each time a Share is issued, the authorised share capital (maatschappelijk kapitaal) of the Company is such that such Share can be validly issued;

(e)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof;

(f)	that the Shares have been subscribed for and accepted by the subscribers for them; and

(g)
that in the event that all or some of the Shares have been or will be offered in the Netherlands this will be done only in compliance and in accordance with the Financial Supervision Act and the regulations promulgated therefrom.

(5)	This opinion is limited to matters of the laws of the Netherlands in effect on the date of this opinion.

(6)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, we are as at the date hereof of the opinion:

(a)
the Shares, when duly issued and upon payment of a consideration (in cash or in kind) to the Company on such Shares with a value equal to the nominal amount thereof and any premium agreed upon, will be duly authorised and validly issued by the Company

(2)

and will be fully paid and non-assessable.

(7)	The term "non-assessable" as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors.

(8)	This opinion and any issue arising under this opinion will be governed by the laws of the Netherlands.

(9)
We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for the sole purpose of the registration of the Shares with the Commission. We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder. However, it may not be otherwise disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

Yours faithfully,

Stibbe N.V.
/s/ Paul Quist	/s/ Fons Leijten
Paul Quist	Fons Leijten

(3)